EXHIBIT 99.1

KBR Announces First Quarter 2021 Financial Results; Reaffirms FY 2021 Guidance

•Delivered $89 million of operating income and >20% growth in adjusted EBITDA
•Achieved strong cash generation; 109% adjusted free cash conversion of net income
•Awarded $1.6 billion of contracts and options in high-end, technical, upmarket areas
•Reaffirming FY 2021 guidance that reflects 20% embedded earnings growth over 2020

HOUSTON - April 29, 2021 - KBR, Inc. (NYSE: KBR) today announced its first quarter 2021 financial results and reaffirmed FY 2021 financial guidance.
“KBR is off to a strong start in 2021, building on its momentum with new program wins, innovative technologies and solid execution and safety performance, all contributing to profitable growth in the first quarter," said Stuart Bradie, President and CEO of KBR. “We posted key wins in trusted microelectronics, automation, rapid prototyping, sustainable technology licensing, energy transition and more. At the same time, we continued advancing innovations in important high-growth areas such as climate change, cyber analytics and space superiority. Thanks to the unrelenting focus of our talented people, KBR is poised to continue generating strong free cash flow and to delivering revenue and profitability in line with our expectations and long-term objectives. Given KBR’s solid foundation of enduring long-term contracts, and strong macro-tailwinds that align with our expertise, we are confident that the company is well positioned for sustainable growth and value creation.”

Summarized First Quarter 2021 Financial Results

	Three Months Ended March 31,
Dollars in millions, except share data	2021	2020

Revenues	$1,461	$1,537
Operating income (loss)	$89	$(69)
Adjusted EBITDA[1]	$135	$112

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.33	$(0.73)
Adjusted earnings per share[1]	$0.48	$0.39

Cash flows:
Operating cash flows	$50	$41
Adjusted operating cash flows[1]	$57	$65
Adjusted free cash flows[1]	$51	$63
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

Key Financial Highlights
•Revenue of $1.5 billion is aligned with management's consolidated revenue guidance for the year of circa $6 billion.
◦New programs, on-contract expansion and acquisitive growth, as follows: approximately $145 million, or 71%, growth in Defense and Intel, 5% organic; approximately $45 million, or 15%, growth in Readiness & Sustainment, predominantly in enduring O&M programs such as planning, scheduling, and supporting training rotations at the National Training Center; and approximately $10 million, or 4%, organic growth in Science & Space;
◦A reduction of approximately $275 million primarily attributable to the non-recurrence of non-core Sustainable Technology activities exited in 2020 and a reduction in the International government business primarily attributable to the substantial completion of a program in 2020.
•Selling, general and administrative expenses of $89 million declined $8 million compared to 2020, principally due to the company's 2020 restructuring and exit from non-core businesses as well as reduced travel associated with the ongoing pandemic. These decreases were partially offset by an increase in SG&A associated with our acquisition of Centauri in late 2020.
•Adjusted EBITDA of $135 million increased 21% principally due to strong performance in the Sustainable Technology business, the acquisition of Centauri and SG&A savings.

Recent Developments and New Business
In the quarter ended March 31, 2021, the company was awarded approximately $1.6 billion in backlog and options, as follows:
•Expanded footprint through new project/program wins, including a new five year, $195 million ceiling IDIQ contract to provide high-end technical services in the emerging areas of trusted microelectronics; a new five year, $470 million contract won by a KBR joint venture to provide technology-led, data driven facilities management support to the U.K. MoD; and a new contract to assist in the development and management of the navigation training system for the Royal Australian Navy’s premier maritime warfare training establishment.
•Continued track record of innovation, bringing new technologies to market, including:
◦Won a contract to provide KBR’s proprietary K-COT™ catalytic olefins technology that converts naptha to propylene. Because of its differentiated fluidized bed continuous cycle process, K-COT™ produces larger volumes of high demand propylene at a significantly lower capex and opex cost and with a more attractive environmental footprint compared to competing technologies;
◦Won a contract to provide KBR’s proprietary K-PRO™ propane dehydrogenation technology that converts propane to propylene. K-PRO™, a new technology introduced in 2019, is a disruptive alternative enabling clients to measurably reduce cost and improve environmental footprint. Unlike competing technologies, the catalyst does not contain semi-precious metals or chromium, significantly reducing processing cost and eliminating the need to treat or dispose of chromium byproducts;
◦Awarded a new contract by the National Renewable Energy Laboratory (NREL) to provide engineering, test and evaluation services to advance NREL’s R&D in the area of renewable energy, energy efficiency, energy systems integration, and sustainable transportation;
◦Won a feasibility study for our groundbreaking ammonia-methanol co-production process. This technology combines KBR's market-leading ammonia technology and Johnson Matthey's market-leading methanol technology to give clients superior flexibility in end product diversification.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth and prudent return of capital to shareholders. During the quarter, KBR's Board of Directors increased the company's quarterly dividend 10% to $0.11 per share.

Reaffirming FY 2021 Guidance
KBR has reaffirmed its expectations of FY 2021 financial results, including:
•Consolidated revenue: $5.8 billion to $6.2 billion
•Adjusted EBITDA margin: ~9%
•Effective tax rate: 25% to 26%
•Earnings per share (EPS): $1.39 to $1.59; adjusted EPS: $2.00 to $2.20
•Operating cash flow (OCF): $243 million to $283 million; adjusted OCF: $280 million to $320 million

Conference Call Details
The company will host a conference call to discuss its first quarter 2021 financial results on Thursday, April 29, 2021 at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.719.457.0820, passcode: 7675975.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 29,000 people worldwide with customers in more than 80 countries and operations in 40 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements
This press release and related comments by KBR management contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some examples include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “predicts,” “continues,” “looking ahead,” “well-positioned,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.
Additional information about potential risk factors that could affect our business and financial results is included in our latest Form 10-K and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances. We also disclaim any duty to comment on or correct information that may be contained in reports published by investment analysts or others.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Government Solutions	$1,164	$982
Sustainable Technology Solutions	297	555
Total revenues	1,461	1,537
Gross profit:
Government Solutions	116	129
Sustainable Technology Solutions	52	57
Total gross profit	168	186
Equity in earnings of unconsolidated affiliates:
Government Solutions	7	5
Sustainable Technology Solutions	5	(4)
Total equity in earnings of unconsolidated affiliates	12	1
Selling, general and administrative expenses
Government Solutions	(49)	(41)
Sustainable Technology Solutions	(14)	(24)
Corporate	(26)	(32)
Total selling, general and administrative expenses	(89)	(97)
Acquisition and integration related costs	(1)	—
Goodwill impairment	—	(62)
Restructuring charges and asset impairments	—	(116)
(Loss) gain on disposition of assets and investments	(1)	19
Operating income (loss)	89	(69)
Interest expense	(22)	(23)
Other non-operating (expense) income	(3)	7
Income (loss) before income taxes and NCI	64	(85)
(Provision) benefit for income taxes	(16)	1
Net income (loss)	48	(84)
Net income attributable to noncontrolling interests	(1)	(20)
Net income (loss) attributable to KBR	$47	$(104)
Adjusted EBITDA[1]	$135	$112
Diluted EPS	$0.33	$(0.73)
Adjusted EPS[1]	$0.48	$0.39
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$445	$436
Accounts receivable, net of allowance for credit losses of $14 and $13	877	899
Contract assets	182	178
Other current assets	124	121
Total current assets	1,628	1,634
Claims and accounts receivable	31	30
Property, plant, and equipment, net	132	130
Operating lease right-of-use assets	147	154
Goodwill	1,761	1,761
Intangible assets, net of accumulated amortization of $246 and $228	668	683
Equity in and advances to unconsolidated affiliates	886	881
Deferred income taxes	271	297
Other assets	151	135
Total assets	$5,675	$5,705
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$600	$574
Contract liabilities	299	356
Accrued salaries, wages and benefits	290	283
Nonrecourse project debt	5	5
Operating lease liabilities	43	44
Other current liabilities	182	193
Total current liabilities	1,419	1,455
Pension obligations	363	381
Employee compensation and benefits	93	110
Income tax payable	97	96
Deferred income taxes	11	26
Nonrecourse project debt	2	2
Long-term debt	1,586	1,584
Operating lease liabilities	180	186
Other liabilities	249	256
Total liabilities	4,000	4,096
KBR shareholders' equity:
Paid-in capital in excess of par	2,230	2,222
Accumulated other comprehensive loss	(1,054)	(1,083)
Retained earnings	1,336	1,305
Treasury stock	(866)	(864)
Total KBR shareholders' equity	1,646	1,580
Noncontrolling interests	29	29
Total shareholders' equity	1,675	1,609
Total liabilities and shareholders' equity	$5,675	$5,705

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020

Cash flows from operating activities:
Net income (loss)	$48	$(84)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38	27
Equity in earnings of unconsolidated affiliates	(12)	(1)
Deferred income tax	7	(10)
Loss (gain) on disposition of assets	1	(19)
Goodwill impairment	—	62
Asset impairments	—	64
Other	11	1
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	24	(169)
Contract assets	(3)	15
Accounts payable	33	125
Contract liabilities	(62)	(59)
Accrued salaries, wages and benefits	9	31
Payments on operating lease obligation	(15)	(15)
Payments from unconsolidated affiliates, net	7	7
Distributions of earnings from unconsolidated affiliates	8	4
Pension funding	(11)	(11)
Restructuring reserve	(7)	29
Other assets and liabilities	(26)	44
Total cash flows provided by operating activities	50	41
Cash flows from investing activities:
Purchases of property, plant and equipment	(6)	(2)
Investments in equity method joint ventures	(3)	—
Acquisition of businesses, net of cash acquired	—	(9)
Acquisition of technology licensing rights	(7)	—
Other	(6)	—
Total cash flows used in investing activities	(22)	(11)
Cash flows from financing activities:
Borrowings on long-term debt	—	113
Payments on borrowings	(7)	(252)
Debt issuance costs	—	(3)
Payments of dividends to shareholders	(14)	(11)
Net proceeds from issuance of common stock	4	2
Payments to reacquire common stock	(4)	(4)
Payment of contingent consideration liability	(1)	—
Total cash flows used in financing activities	(22)	(155)
Effect of exchange rate changes on cash	3	(21)
Increase (decrease) in cash and equivalents	9	(146)
Cash and equivalents at beginning of period	436	712
Cash and equivalents at end of period	$445	$566

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2021	2020
Government Solutions	$12,302	$12,661
Sustainable Technology Solutions	2,335	2,454
Total backlog	$14,637	$15,115
Award options	4,706	3,899
Total backlog and options	$19,343	$19,014

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.5 billion at March 31, 2021, and $2.4 billion at December 31, 2020. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $49 million at March 31, 2021, and $52 million at December 31, 2020.

We estimate that as of March 31, 2021, 27% of our backlog will be executed within one year. Of this amount, 86% will be recognized in revenues on our condensed consolidated statement of operations and 14% will be recorded by our unconsolidated joint ventures. As of March 31, 2021, $82 million of our backlog relates to active contracts that are in a loss position.

As of March 31, 2021, 13% of our backlog was attributable to fixed-price contracts, 48% was attributable to PFIs, 28% was attributable to cost-reimbursable contracts, and 11% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2021, $9.4 billion of our Government Solutions backlog was currently funded by our customers. As of March 31, 2021, we had approximately $4.7 billion of priced option periods for U.S. government contracts.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three-month periods ended March 31, 2021 and 2020 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three-month periods ended March 31, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended March 31,
Dollars in millions	2021	2020

Net income (loss) attributable to KBR	$47	$(104)
Adjustments
•Interest expense	22	23
•Provision (benefit) for income taxes	16	(1)
•Other non-operating loss (income)	3	(7)
•Depreciation and amortization	38	27
Consolidated EBITDA	$126	$(62)
Adjustments
•Restructuring and impairment charge, net of NCI	—	173
•Non-cash loss (gain) on legal entity rationalization	1	(8)
•Ichthys commercial dispute costs	3	7
•Legacy legal fees	4	2
•Acquisition and integration related costs	1	—
Adjusted EBITDA	$135	$112

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the three-month periods ended March 31, 2021 and 2020 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three-month periods ended March 31, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three-month periods ended March 31, 2021 and 2020 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended March 31,
	2021	2020

Diluted earnings per share	$0.33	$(0.73)
Adjustments
•Restructuring and impairment charge, net of NCI	$—	$1.08
•Ichthys interest and commercial dispute costs	$0.04	$0.05
•Non-cash imputed interest and conversion hedge on convertible bonds	$0.02	$0.01
•Amortization related to acquisitions	$0.07	$0.02
•Legacy legal fees	$0.02	$0.01
•Non-cash loss (gain) on legal entity rationalization	$—	$(0.05)
Adjusted EPS	$0.48	$0.39

We have calculated the Adjusted EPS for the 2021 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$1.39	$1.59
Adjustments
•Amortization related to acquisitions	$0.25
•Ichthys interest and commercial dispute costs	$0.17
•Acquisition, integration and restructuring	$0.09
•Non-cash imputed interest and conversion hedge on convertible bonds (1)	$0.06
•Legacy legal fees	$0.04
•Non-cash gain from legal entity rationalization	TBD
Adjusted EPS Guidance	$2.00	$2.20
(1) Conversion option will be calculated and adjusted quarterly based on KBR trading price

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows

Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows and adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three-month periods ended March 31, 2021 and 2020 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended March 31,
Dollars in millions	2021	2020

Cash flows provided by operating activities	$50	$41
Plus: Impact of major project advance workoff	7	24
Adjusted operating cash flows	$57	$65
Less: Capital expenditures	(6)	(2)
Adjusted free cash flows	$51	$63

We have calculated the 2021 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$243	$283
Adjustments:
•Impact of major project advance workoff	7
•Impact of CARES Act temporary tax payment relief	30
Adjusted operating cash flows guidance	$280	$320